UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 21, 2016

DHI Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

001-33584	20-3179218
(Commission File Number)	(IRS Employer Identification No.)

1040 AVENUE OF THE AMERICAS, 8TH FLOOR, NEW YORK, NEW YORK	10018
(Address of Principal Executive Offices)	(Zip Code)

(212) 725-6550

(Registrant's Telephone Number, Including Area Code)

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 21, 2016, at a regularly scheduled meeting of the board of directors (the “Board”) of DHI Group, Inc. (the “Company”), Peter Ezersky, the Chairman of the Board, announced his resignation from the Board, effective January 31, 2016.

Mr. Ezersky (a director since August 2005 and Chairman since September 2013) had been designated as a director by investment funds affiliated with Quadrangle Group LLC (the “Quadrangle Funds”) pursuant to that certain Institutional and Management Shareholders Agreement (the “Shareholders Agreement”) dated July 23, 2007, by and among the Company, the Quadrangle Entities named therein and the General Atlantic Entities named therein.

At the time of his appointment to the Board, Mr. Ezersky was a Managing Principal of Quadrangle Group LLC. In January 2015, Mr. Ezersky ceased his affiliation with Quadrangle Group LLC, whereupon he joined Rhône Group LLC, to assume his current role, as a Managing Director.

On December 8, 2015, the Quadrangle Funds ceased to be the beneficial owners of more than 5% of the Company’s outstanding common stock. Accordingly, the Quadrangle Funds ceased to be entitled to designate any directors to the Board pursuant to the Shareholders Agreement.

Upon Mr. Ezersky’s notification of his resignation, the Board voted to appoint John W. Barter (who is currently a member of the Board) to serve as Chairman of the Board, effective upon Mr. Ezersky’s resignation.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DHI GROUP, INC.

Date: January 26, 2016	By:	/s/ Brian Campbell
Brian Campbell
Vice President, Business and Legal Affairs and General Counsel